Exhibit 99.B(d)(68)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Metropolitan West Asset Management LLC
As of February 6, 2013, as amended April 15, 2024 and
January 1, 2026

Pursuant to Article 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

The fee schedule below will be applied to the sum of the average daily value of the Assets of the SEI Institutional Managed Trust Core Fixed Income Fund (the “Core Fixed Income Fund”).

In determining the fee level for the Core Fixed Income Fund (e.g. which breakpoint has been reached) under the below fee schedule, the amount of assets under management (AUM) of any SEI mutual fund or account to which the Sub-Adviser, as of the date of this Agreement, provides investment advisory/sub-advisory services, other than the Core Fixed Income Fund (as set forth below), shall be aggregated together to determine the AUM and fee level. 1 If such combined assets fall below $[REDACTED], the parties agree in good faith to renegotiate the fee.

[REDACTED]

1            By way of example, as of the date of this Agreement, the AUM of all strategies managed by Metropolitan West Asset Management LLC, other than the Core Fixed Income Fund, aggregated together are in excess of $[REDACTED] and, therefore, the fee for all assets of the Core Fixed Income Fund shall be [REDACTED]

As of the effective date of this Schedule B for purposes of calculating AUM, the Metropolitan West Asset Management LLC strategies include the following Funds:

•     SEI Institutional Investments Trust Long Duration Fund;

•     SEI Institutional Investments Trust Core Fixed Income Fund;

•     SEI Institutional Investments Trust Long Duration Credit Fund;

•     SEI Institutional Investments Trust Limited Duration Bond Fund;

•     New Covenant Funds New Covenant Income Fund;

•     SEI Catholic Values Trust Catholic Values Fixed Income Fund; and

•     SEI Global Master Fund plc – The SEI U.S. Fixed Income Fund.

Agreed and Accepted:

SEI Investments Management Corporation		Metropolitan West Asset Management LLC

By:	/s/ James Smigiel	By:	/s/ Richard Villa

Name:	James Smigiel	Name:	Richard Villa

Title:	Chief Investment Officer	Title:	Chief Financial Officer

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